Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the following compensation plans of The Shaw Group Inc.:

1996 Non-Employee Director Stock Option Plan

2001 Employee Incentive Compensation Plan

2005 Non-Employee Director Stock Incentive Plan

2008 Omnibus Incentive Plan

of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Chicago Bridge & Iron Company N.V., and the effectiveness of internal control over financial reporting of Chicago Bridge & Iron Company N.V. included in its Annual Report (Form 10-K) the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

February 27, 2013